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                      GREAT WESTERN FINANCIAL CORPORATION
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          Q & A
          REPORT

          ANSWERS TO YOUR MERGER HOTLINE QUESTIONS

                                               [GREAT WESTERN LOGO]

                                                  VOL. 1   NUMBER 3

          Tuesday, May 6, 1997

               Q&A REPORT is designed to keep employees as fully informed as possible about merger developments. We will attempt to respond to all questions as information becomes available to us and as soon as we are in a position to give an answer.

          1.   QUESTION:

          I am interested in an employee home loan with GW. Does the program still exist, and if not, will it be reinstated?

          ANSWER:

          Under the terms of the agreement signed by Great Western and Washington Mutual, Great Western is no longer authorized to approve home loans to employees under the Employee Home Loan Program. However, employees may still apply for a GW mortgage loan under the same terms available to customers.

          2.   QUESTION:

          I am a GWFSC employee who has applied for a home equity line of credit at the one percent discounted employee rate. Will it be included in the severance package? Will I continue to benefit from the discounted employee rate for the life of the loan?

          ANSWER:

          The employee home equity line of credit discount is not part of the severance package and discontinues at termination. This product should not be confused with the Employee Home Loan Program, which is currently part of the severance package.

          3.   QUESTION:

          If an employee chooses not to take a lump sum severance package will they still be taxed at the current rate that they are being taxed at now?

          ANSWER:

          If an employee does not specifically request a lump sum payment of their separation benefits, they will be paid through regular paychecks and taxed at the withholding rate reflected on their W-4.

          4.   QUESTION:

          My question relates to a question in the first "Q&A Report" regarding lump sum payments being taxed. Does this mean that we will not be allowed to rollover our ESIP or Retirement Plan funds into an IRA? I don't want to pay taxes on that until I absolutely have to.

          ANSWER:

          "Lump sum payments" referred to separation pay that an employee elects to receive in one payment, instead of over time through salary continuance. The federal regulation that affects an employee's federal and state withholding amounts on lump sum payments does not apply to 401K or retirement benefit distributions.

          Information regarding ESIP and retirement plan distribution will be sent to affected employees upon termination.

          5.   QUESTION:

          If you are laid off and choose the salary continuance plan and during that time you get a new job and are covered under your new employer's benefits plan, do you have the option of discounting or changing your medical or dental benefits, or do you have to wait until the open enrollment period? Can we change our benefit options at any time during our salary continuance period?

          ANSWER:

          PlusPay benefits may be changed at any time during salary continuance, provided it is a recognized "Family Status Change". A list of eligible status changes are provided in the Employee Handbook. Benefits may be discontinued if an employee is covered under a new employer's benefits plan. Notification should be sent to the Benefits Department within 30 days of starting a new position. This notification should include the date that new benefits coverage will be effective.

          6.   QUESTION:

          If your anniversary date is May 31 and you are laid off on April 30, does your 60-day notice pay push you past your anniversary date of May 31, thereby entitling you to another month's salary, or is your actual termination date April 30?

          ANSWER:

          An employee's separation benefits are calculated based on their years of service as of their "release date". If you reach your anniversary date during you 60-day non-working notice period, you will not receive an additional month of separation benefits.

          7.   QUESTION:

          If we currently work full-time, but at the time of the merger we work part-time, what salary will our severance package be based on?

          ANSWER:

          Separation benefits will be based on an employee's employment status as of their last day worked.

          8.   QUESTION:

          Will bonuses be offered to employees to stay during the transition? And, if that period of time extends past a year, would that mean they would not be eligible for the severance package?

          ANSWER:

          The Change in Control Benefits Program is designed to provide separation benefits to employees whose jobs are eliminated. The package is also designed to recognize the dedication and hard work that Great Western employees continue to demonstrate during the transition process; therefore, there are no plans to implement a "stay on" bonus program for employees.

          9.   QUESTION:

          If my termination date is the date that separation benefits expire, and on that date my length of employment is 15 years or more, would I be eligible for extended-retirement benefits? What exactly are those benefits?

          ANSWER:

          Enhanced retirement benefits are provided to eligible employees age 52 or older with 15 or more years of service whose jobs are eliminated, as of their last day worked, not their termination date. The enhanced retirement benefit adds three years to an employee's age and service at termination for the purposes of calculating their benefit.

          10.  QUESTION:

          If an employee is retained by the acquiring company, exactly how long after the merger will the separation package be in effect? What guarantee is there that an employee won't be laid off by the acquiring company after he/she is no longer eligible for the package? Is there a stipulation in the CIC severance benefits that protects an employee from this happening?

          ANSWER:

          The Great Western CIC benefit program provides separation benefits to employees whose jobs are eliminated up to 12 months after the change in control date. Any separation benefits available to employees whose jobs are eliminated after that date will be determined by the acquiring company.

          11.  QUESTION:

          In the Staff Bulletin dated March 17, employees were told they could purchase Mutual Funds without a sales charge. How long is that offer good? Will it continue after the merger?

          ANSWER:

          The employee program allowing the purchase of class "A" shares in approved mutual funds without a sales charge is not part of the severance package. Continuation of this employee discount after the merger will be determined by the acquiring company.

          12.  QUESTION:

          If an employee is offered a comparable position after the merger, can they choose to take the package?

          ANSWER:

          Separation packages are only offered to employees whose jobs have been eliminated, and no comparable position is available. If an employee is offered a comparable position, they are not eligible for separation benefits.

          13.  QUESTION:

          I will have eight weeks of vacation available to me at the end of June. I want to take six weeks of vacation, with my manager's permission. As far as the merger is concerned, do I need to postpone my vacation? If I'm not here, am I still eligible for the package? You addressed employees on LOA and medical leave, but not those who may be on vacation.

          ANSWER:

          There is no reason why you cannot take your accrued vacation, as long as you receive approval from your manager. Any employee eligible for separation benefits who is on vacation when their job is eliminated will receive their package.

          14.  QUESTION:

          I'm a First Community Financial Services employee. How will my company be affected by the merger? Will we experience job eliminations here, too?

          I work for Blazer Financial Services and would like to know if there are going to be major layoffs where we are concerned.

          ANSWER:

          It is still too early to anticipate which business units and employees will be affected by job eliminations due to the merger, however WAMU has stated that it views our consumer finance operation as an important player in the merged organization.

          15.  QUESTION:

          What is going to happen to outstanding ESIP loans when the merger takes place and our job is eliminated? Will we be notified in advance so we can make arrangements to pay off the loan so we don't have to claim it as income?

          ANSWER:

          If an employee's job is eliminated and they have an outstanding ESIP loan, they can continue making loan payments through their notice and separation pay periods. If an employee has an outstanding ESIP loan balance on their termination date, it will be paid off from the distribution of their ESIP account, unless paid off before the end of the month in which the termination date falls. Employees will be taxed on the amount deducted from the distribution to pay off their loan.

          16.  QUESTION:

          I understand that part of the bargaining agreement with WAMU is a future loss of some of GW's current employee benefits. I wonder why nothing has been published or sent out to employees to let them know that their future benefits could be affected by this merger?

          ANSWER:

          We are not aware of any bargaining agreement that would result in a loss of future benefits to GW employees. Because employee benefit packages vary form company to company, there is certainly a chance that certain benefits now provided to GW employees will not exist at the acquiring company.

          However, there is an equal chance that some benefits that are not currently offered to GW employees may be included in the acquiring company's benefit package. As soon as detailed information regarding benefits is made available, it will be communicated to affected employees.

          17.  QUESTION:

          Since the merger appears inevitable either with WAMU or Ahmanson, I believe it would help employee morale to permit employees to dress casually from now on.

          ANSWER:

          Because an employee's appearance is important in their daily interactions with customers, and is a direct reflection of the company image, there are no plans to implement a permanent casual dress policy at this time.

          18.  QUESTION:

          I would like information on American Savings Bank.

          ANSWER:

          o American Savings Bank first opened in Stockton, California over 100 years ago.
          o It was acquired by Washington Mutual on December 20, 1996.
          o    Approximately 3500 employees work for American
               Savings.
          o There are approximately 160 retail branches, all located in California.
          o    There are over 70 resident lending centers located
               in California, Arizona, Colorado and Nevada.
          o    American Savings is the second largest residential
               mortgage lender in California, surpassed only by Bank of America.

          19.  QUESTION:

          Any developments regarding mortgage lending, wholesale and retail? If we merge with WAMU, how will it affect our product offers? Will we have a blended combination of loan programs including the COFI and LAMA ARMs, or are we strictly going to be offering WAMU products? Will we operate as two separate entities for mortgage? Regarding the wholesale division, will there be a Sierra Western and a WAMU wholesale?

          ANSWER:

          Washington Mutual's approach to the residential and wholesale lending business is to assess the markets in which it does business and then offer competitive, appropriate products to its customers. WAMU is currently the number one residential mortgage lender in the majority of the areas in which it does business, and American Savings Bank is the number two lender in California. Within the next several months, WAMU will design processes to integrate and manage the merged entity and to assess the broad-based product strategy.
          We will keep you informed as information become available.

          20.  QUESTION:

          Has WAMU expressed any plans regarding keeping the Great Western mortgage loan offices in the Northeast, i.e. Delaware, Maryland, Virginia, or do they plan to close them and just concentrate on California and Florida?

          ANSWER:

          It is still too early to answer this question.
          Washington Mutual will be assessing the mortgage business and evaluating the opportunities.

          21.  QUESTION:

          Does GW/WAMU intend to wait until after the 12-month period following the merger to then layoff the majority of their employees so that they would not be given the severance package?

          ANSWER:

          It is doubtful WAMU would intentionally wait until the expiration of the 12 month period following a change in control to eliminate any jobs. As you may have read, WAMU anticipates it will be able to reduce expenses, in part, through staffing consolidations. Although some employees may be required to remain after the change in control date to work on conversion or transition projects, it is not anticipated than many employees whose jobs are targeted for elimination will be required to stay past 12 months following the change in control.

          22.  QUESTION:

          We have had a recent change of directors in our division and it is my understanding that this individual is being allowed to continue with the structural reorganization within his division. My question is, why would the reorganization be allowed if the bank does not know where we are going and this could adversely impact the careers of several people prematurely?

          ANSWER:

          The company's direction remains "Business Better Than Usual", which includes many projects and initiatives designed to grow and/or control expenses in various business units. These projects typically represent efforts to significantly improve revenue or expenses and, therefore, should be a benefit to the merged company.
          In addition, due to the recent merger activity, all projects and initiatives require a re-review and approval by the EVP or Vice Chairman for that division.

          23.  QUESTION:

          I have a customer who is concerned about the merger because he also has accounts with a potential merger partner. He has approximately $2 million with us and, as his accounts come due, he is considering withdrawing them because of the merger. His question is, will he have any withdrawal options if he's renewing his CDs and the merger takes place before they mature? He wonders if he'll have the option to take out the account without penalty.

          ANSWER:

          If Great Western merges with another financial institution, and a customer has CD accounts with both institutions, those CD accounts will continue to be separately insured by the FDIC:

          o For six months from the merger date for all deposits except Certificates of Deposit.
          o Until the earliest maturity date after the six-month period for Certificates of Deposit. CDs that mature within six months after the merger date, and are renewed on the same terms as the original deposit, will be insured separately until the first maturity date after the six-month period. CDs that mature within six months of the merger date and are renewed on any other basis, (i.e., changing the term or adding or withdrawing funds during the grace period), are separately insured only until the end of the six-month period. If the customer chooses to close his CD accounts prior to maturity, early withdrawal penalties would apply.

          For more details on FDIC coverage, please refer to the RBD Sales Spotlight #SS970305.1, dated March 5, 1997.

          24.  QUESTION:

          WAMU stated that they would, most likely, keep our data center open until 1999 and then they would consider consolidation. I would like to know if we stay on to help them through this and it exceeds the 12-month period after the merger are they going to let us go without a package or will we still be able to receive the package?

          ANSWER:

          No decisions regarding individual business units have been made. Great Western cannot speculate what separation package the acquiring company will provide after the expiration of the current Change in Control Benefits Program.

          25.  QUESTION:

          If you are laid off as a result of the merger and have over 200 hours of sick time, are you paid for those hours or do you simply lose them?

          ANSWER:

          Unused sick time is not paid off at a termination under current Great Western policy. At the end of each year, unused sick hours are transferred to an employee's STD plan which extends the amount of 100% salary continuance available in the case of short term disability.

          There are a small number of Great Western employees, hired prior to 1977 or based on an agreement upon a previous acquisition, that will be compensated for a percent of their previously unused sick time. These employees will be notified upon termination.

          26.  QUESTION:

          If I am entitled to 60-days notice pay and 15 months separation pay for a total of 17 months of pay: 1) Does this mean that for 17 months I will be paid my full salary? 2) What happens if I find a job at a company other than WAMU or Home during those 17 months? Will I still receive my full salary?

          ANSWER:

          1). Yes. Eligible employees will be paid their regular salary through salary continuance (regular paychecks) or through a lump sum payment representing the entire amount of separation pay.

          2). If an employee begins another position with an employer other than Great Western or the acquiring company after their release date, they will continue to receive their full notice and/or separation pay.

          27.  QUESTION:

          Re: Q&A Report, #2, question #16: As an MLC, I have an existing home loan and am a participant in the deferred compensation plan. We were told that the existing home loan will continue as long as we are with the company as of August 31. Will both the home loan program and the deferred compensation plan remain in effect?

          ANSWER:

          If an employee is participating in Great Western's Employee Home Loan Program, they will continue the terms of their mortgage loan as long as they are employed by Great Western or the acquiring company and as long as they continue to reside in their residence. Although MLCs are not eligible for separation pay, if an MLC's job is eliminated, the terms of their mortgage loan will continue as long as the employee resides in the residence.

          Employees participating in the Deferred Compensation program can continue deferrals as long as they are employed by Great Western. After a change in control, employees may be eligible to participate in the acquiring company's Deferred Compensation program, if available. Deferred compensation is paid out upon termination.

          28.  QUESTION:

          Are "years of service" calculated in the month you were hired, or is it on your actual hire date?

          ANSWER:

          "Years of service" are calculated based on the employee's actual "adjusted service date", not the month in which the date falls. (The adjusted service date is the employee's original hire date unless there has been a lapse in employment for more than 31 days. If GW employees have been separated from the company for more than 31 days, they are only credited with the time they actually worked at the company. This does not include the time between the date they left GW and the date they returned. Only certain employees qualify for employment credit; eligibility is based upon the worker's former employee status, for example, full time or part time. If an employee qualifies for employment credit, his or her personnel file will reflect an "adjusted service date.")

               If EMPLOYEES have questions about Great Western's
                merger developments, you may call the toll-free
                     EMPLOYEE merger telephone hotline at:

                                1-888-GW-MERGE
                               (1-888-496-3743)

                  This special line is set up for voice mail
               Simply ask your question, which will be recorded
                     and watch for the answer in a future
                              issue of Q&A REPORT.


                    Great Western Financial Corporation ("Great
          Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery, J. F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank, J. V. Giovenco, F. A. Gryp, E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great
          Western:  J. L. Erikson, C. F. Geuther, M. M. Pappas, A.
          W. Schenck III, R. W. Sims and J. M. Studenmund; and the following other members of management of Great Western:
          I. D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                    Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel, F. V. McMahon, J. Esposito, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 28, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 9,473 of Great Western's common shares and (ii) net "long" $1 million of Great Western's deposit notes. As of April 28, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 2,526 of Great Western's common shares and (ii) net "long" 1,526 of Washington Mutual's common shares.

                    Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, J. T. Crandall, R. H. Eigsti, J.
          W. Ellis, D. J. Evans, A. V. Farrell, W. P. Gerberding,
          K. K. Killinger, S. B. McKinney, M. K. Murphy, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C. S. Davis, S. P. Freimuth, L. D. Lannoye, W. A. Longbrake, D. W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington
          Mutual: K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald, M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                    Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P. R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D. A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 28, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 1,519 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

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